UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)

Orient-Express Hotels Ltd.
(Name of Issuer)

Class A Common Stock, $0.01 par value
(Title of Class Securities)

G67743107
(CUSIP Number)

D. E. Shaw & Co., L.P.
Attn: Compliance Department
120 West Forty-Fifth Street
Floor 39, Tower 45
New York, NY 10036
212-478-0000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

Copies to:

Andrew Dietderich, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

May 21, 2008
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	G67743107
1	Name of Reporting Person. I.R.S. IDENTIFICATION D. E. Shaw Valence Portfolios, L.L.C. FEIN 13-4046559
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 2,273,300
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 2,273,300
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,273,300
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.4%
14	Type of Reporting Person (See Instructions) OO

CUSIP No.	G67743107
1	Name of Reporting Person. I.R.S. IDENTIFICATION D.E. Shaw Oculus Portfolios, L.L.C. FEIN 20-0805088
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 945,344
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 945,344
11	Aggregate Amount Beneficially Owned by Each Reporting Person 945,344
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person (See Instructions) OO

CUSIP No.		G67743107
1		Name of Reporting Person. I.R.S. IDENTIFICATION D. E. Shaw & Co., L.L.C. FEIN 13-3799946
2		Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3		SEC Use Only
4		Source of Funds (See Instructions) AF
5		Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 945,378
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 945,378
11		Aggregate Amount Beneficially Owned by Each Reporting Person 945,378
12		Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13		Percent of Class Represented by Amount in Row (11) 2.2%
14		Type of Reporting Person (See Instructions) OO

CUSIP No.		G67743107
1	Name of Reporting Person. I.R.S. IDENTIFICATION D. E. Shaw & Co., L.P. FEIN 13-3695715
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) AF
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 3,218,678
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 3,218,678
11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,218,678
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 7.6%
14	Type of Reporting Person (See Instructions) IA, PN

CUSIP No.		G67743107
1	Name of Reporting Person. I.R.S. IDENTIFICATION David E. Shaw
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) AF
5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-
	8	Shared Voting Power 3,218,678
	9	Sole Dispositive Power -0-
	10	Shared Dispositive Power 3,218,678
11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,218,678
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 7.6%
14	Type of Reporting Person (See Instructions) IN

Item 1.     Security and the Issuer

This Amendment No. 1 to Schedule 13D (this “Amendment”) amends and supplements the statement on Schedule 13D filed by D. E. Shaw Valence Portfolios, L.L.C., a Delaware limited liability company (“Valence”), D. E. Shaw Oculus Portfolios, L.L.C., a Delaware limited liability company (“Oculus”), D. E. Shaw & Co., L.L.C., a Delaware limited liability company (“DESCO LLC”), D. E. Shaw & Co., L.P., a Delaware limited partnership (“DESCO LP”), and David E. Shaw, a citizen of the United States of America (“David E. Shaw”, and together with Valence, Oculus, DESCO LLC, and DESCO LP, collectively, the “Reporting Persons”) on February 13, 2008 (the “Schedule 13D”) with the Securities Exchange Commission (the “SEC”), relating to the shares of Class A Common Stock, $0.01 par value per share (the “Common Shares”), of Orient-Express Hotels Ltd. (the “Issuer”).  The principal executive offices of the Issuer are located at 22 Victoria Street, P.O. Box HM 1179, Hamilton HMEX, Bermuda. Capitalized terms used herein which are not defined herein have the meanings given to such terms in the Schedule 13D. Except as otherwise provided herein, all Items of the Schedule 13D remain unchanged.

Item 3.     Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended and supplemented as follows:

During the period from February 13, 2008 to May 23, 2008, Oculus purchased a further 770,552 Common Shares in the open market for total consideration of $34,725,083. Oculus funded these purchases from its working capital.

During the period from February 13, 2008 to May 23, 2008, Valence purchased a further 16,935 Common Shares in the open market for total consideration of $782,695. Valence funded these purchases from its working capital.

Item 5.     Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated in its entirety, with effect from the date of this Amendment, as follows:

(a), (b) Based upon the Issuer’s Form 10-Q, filed with the Securities and Exchange Commission on May 12, 2008, there were 42,469,500 Common Shares issued and outstanding as of April 30, 2008.  The 2,273,300 Common Shares beneficially owned by Valence (the “Valence Shares”) represent approximately 5.4% of the Common Shares issued and outstanding. The 945,344 Common Shares beneficially owned by Oculus (the “Oculus Shares”) represent approximately 2.2% of the Common Shares issued and outstanding.  The 945,378 Common Shares beneficially owned by DESCO LLC (the “DESCO LLC Shares”) represent approximately 2.2% of the Common Shares issued and outstanding.  The DESCO LLC Shares are comprised of (i) the Oculus Shares and (ii) 34 Common Shares directly held by D. E. Shaw Synoptic Portfolios 2, L.L.C. (the “Synoptic Shares”).  The 3,218,678 Common Shares beneficially owned by DESCO LP (the “DESCO LP Shares”) represent approximately 7.6% of the Common Shares issued and outstanding.  The DESCO LP Shares are comprised of (i) the Valence Shares, (ii) the Oculus Shares, and (iii) the Synoptic Shares.

Valence has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Valence Shares.  Oculus has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Oculus Shares.  Valence disclaims beneficial ownership of the Oculus Shares and the Synoptic Shares, and Oculus disclaims beneficial ownership of the Valence Shares and the Synoptic Shares.

DESCO LP, as managing member and investment adviser of Valence and investment adviser of Oculus and D. E. Shaw Synoptic Portfolios 2, L.L.C. (“Synoptic”), may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Shares, the Oculus Shares, and the Synoptic Shares.  DESCO LLC, as Oculus’ and Synoptic’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Shares and the Synoptic Shares.  As managing member of DESCO LLC, DESCO II, Inc. may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Shares and the Synoptic Shares.  As general partner of DESCO LP, DESCO Inc. may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Shares, the Oculus Shares, and the Synoptic Shares.  None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II, Inc., owns any Common Shares directly, and each such entity disclaims beneficial ownership of the Valence Shares, the Oculus Shares, and the Synoptic Shares.

David E. Shaw does not own any shares directly.  By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, which in turn is the managing member and investment adviser of Valence, and the investment adviser of Oculus and Synoptic, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II, Inc., which is the managing member of DESCO LLC, which in turn is the managing member of Oculus and Synoptic, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Shares, the Oculus Shares, and the Synoptic Shares.  David E. Shaw disclaims beneficial ownership of the Valence Shares, the Oculus Shares, and the Synoptic Shares.

As of the date hereof, neither any Reporting Person nor, to the best knowledge of any Reporting Person, any of the persons set forth in Item 2 of the Schedule 13D, owns any Common Shares other than those set forth in this Item 5.

(c) The trading dates, number of Common Shares purchased or sold, and the price per share for all transactions by the Reporting Persons in the Common Shares within the last 60 days, which were all brokered transactions, are set forth below:

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	3/28/2008	41.19	400
Oculus	3/28/2008	41.20	200
Oculus	3/28/2008	41.22	200
Oculus	3/28/2008	41.23	600
Oculus	3/28/2008	41.26	200
Oculus	3/28/2008	41.27	800
Oculus	3/28/2008	41.28	100
Oculus	3/28/2008	41.29	800
Oculus	3/28/2008	41.31	100
Oculus	3/28/2008	41.34	300
Oculus	3/28/2008	41.36	4,519
Oculus	3/28/2008	41.37	3,600
Oculus	3/28/2008	41.38	800
Oculus	3/28/2008	41.39	2,700
Oculus	3/28/2008	41.40	1,100
Oculus	3/28/2008	41.41	1,600
Oculus	3/28/2008	41.42	1,623
Oculus	3/28/2008	41.43	3,200
Oculus	3/28/2008	41.44	1,500
Oculus	3/28/2008	41.47	100

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	3/28/2008	41.48	300
Oculus	3/28/2008	41.50	1,677
Oculus	5/8/2008	43.75	200
Oculus	5/8/2008	43.76	2,700
Oculus	5/8/2008	43.77	400
Oculus	5/8/2008	43.78	8,400
Oculus	5/8/2008	43.79	400
Oculus	5/8/2008	43.80	1,300
Oculus	5/8/2008	44.53	1,200
Oculus	5/8/2008	44.54	200
Oculus	5/8/2008	44.55	100
Oculus	5/8/2008	44.69	1,991
Oculus	5/8/2008	44.70	600
Oculus	5/8/2008	44.71	376
Oculus	5/8/2008	44.72	2,700
Oculus	5/8/2008	44.73	601
Oculus	5/8/2008	44.78	900
Oculus	5/8/2008	44.81	3,100
Oculus	5/9/2008	44.27	700
Oculus	5/9/2008	44.28	500
Oculus	5/9/2008	44.29	301
Oculus	5/9/2008	44.30	2,200
Oculus	5/9/2008	44.31	900
Oculus	5/9/2008	44.32	300
Oculus	5/9/2008	44.33	2,200
Oculus	5/9/2008	44.35	200
Oculus	5/9/2008	44.36	500
Oculus	5/9/2008	44.37	715
Oculus	5/9/2008	44.38	1,100
Oculus	5/9/2008	44.40	1,200
Oculus	5/9/2008	44.41	300
Oculus	5/9/2008	44.42	600
Oculus	5/9/2008	44.43	100
Oculus	5/9/2008	44.44	400
Oculus	5/9/2008	44.45	300
Oculus	5/9/2008	44.46	200
Oculus	5/9/2008	44.47	300
Oculus	5/9/2008	44.48	1,500
Oculus	5/9/2008	44.49	300
Oculus	5/9/2008	44.50	1,600
Oculus	5/9/2008	44.51	500
Oculus	5/9/2008	44.52	300
Oculus	5/9/2008	44.53	200
Oculus	5/9/2008	44.55	1,000
Oculus	5/9/2008	44.56	600
Oculus	5/9/2008	44.58	1,200
Oculus	5/9/2008	44.59	8,000

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	5/9/2008	44.60	5,600
Oculus	5/9/2008	44.61	2,800
Oculus	5/9/2008	44.62	3,084
Oculus	5/9/2008	44.63	100
Oculus	5/9/2008	44.68	200
Oculus	5/9/2008	44.70	4,900
Oculus	5/9/2008	44.71	2,100
Oculus	5/9/2008	44.72	3,300
Oculus	5/9/2008	44.73	1,300
Oculus	5/9/2008	44.74	3,000
Oculus	5/9/2008	44.75	2,003
Oculus	5/9/2008	44.76	200
Oculus	5/9/2008	44.77	700
Oculus	5/9/2008	44.78	1,000
Oculus	5/9/2008	44.79	2,200
Oculus	5/9/2008	44.80	8,000
Oculus	5/9/2008	44.81	3,300
Oculus	5/9/2008	44.82	300
Oculus	5/9/2008	44.83	1,900
Oculus	5/9/2008	44.84	2,500
Oculus	5/9/2008	44.85	3,426
Oculus	5/9/2008	44.86	18,100
Oculus	5/9/2008	44.87	4,664
Oculus	5/9/2008	44.88	800
Oculus	5/9/2008	44.89	200
Oculus	5/9/2008	44.90	4,800
Oculus	5/9/2008	44.91	400
Oculus	5/9/2008	44.92	1,500
Oculus	5/9/2008	44.93	3,600
Oculus	5/9/2008	44.94	4,200
Oculus	5/9/2008	44.95	13,055
Oculus	5/9/2008	44.96	9,700
Oculus	5/9/2008	44.97	7,900
Oculus	5/9/2008	44.98	6,000
Oculus	5/9/2008	44.99	6,300
Oculus	5/9/2008	45.00	85,025
Oculus	5/12/2008	44.38	500
Oculus	5/12/2008	44.40	400
Oculus	5/12/2008	44.41	1,100
Oculus	5/12/2008	44.42	600
Oculus	5/12/2008	44.44	100
Oculus	5/12/2008	44.46	400
Oculus	5/12/2008	44.47	2,200
Oculus	5/12/2008	44.48	100
Oculus	5/12/2008	44.49	100
Oculus	5/12/2008	44.50	100
Oculus	5/12/2008	44.65	300

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	5/12/2008	44.70	400
Oculus	5/12/2008	44.71	1,600
Oculus	5/12/2008	44.72	900
Oculus	5/12/2008	44.73	1,800
Oculus	5/12/2008	44.74	1,801
Oculus	5/12/2008	44.75	7,790
Oculus	5/12/2008	44.77	100
Oculus	5/12/2008	44.78	500
Oculus	5/12/2008	44.79	1,400
Oculus	5/12/2008	44.80	300
Oculus	5/12/2008	44.81	1,900
Oculus	5/12/2008	44.82	200
Oculus	5/12/2008	44.83	600
Oculus	5/12/2008	44.85	800
Oculus	5/12/2008	44.86	100
Oculus	5/12/2008	44.87	600
Oculus	5/12/2008	44.88	400
Oculus	5/12/2008	44.89	100
Oculus	5/12/2008	44.90	2,800
Oculus	5/12/2008	44.91	1,337
Oculus	5/12/2008	44.92	300
Oculus	5/12/2008	44.93	400
Oculus	5/12/2008	44.94	900
Oculus	5/12/2008	44.95	900
Oculus	5/12/2008	44.97	300
Oculus	5/12/2008	44.98	300
Oculus	5/12/2008	44.99	300
Oculus	5/12/2008	45.00	1,400
Oculus	5/12/2008	45.40	25,000
Oculus	5/13/2008	44.85	400
Oculus	5/13/2008	44.87	900
Oculus	5/13/2008	44.88	100
Oculus	5/13/2008	44.89	100
Oculus	5/13/2008	44.90	7,920
Oculus	5/13/2008	44.91	1,279
Oculus	5/13/2008	44.92	900
Oculus	5/13/2008	44.93	6,321
Oculus	5/13/2008	44.94	1,880
Oculus	5/13/2008	44.95	1,900
Oculus	5/13/2008	44.96	200
Oculus	5/13/2008	44.97	2,300
Oculus	5/13/2008	44.98	2,700
Oculus	5/13/2008	44.99	1,400
Oculus	5/13/2008	45.00	11,242
Oculus	5/13/2008	45.16	358
Oculus	5/13/2008	45.18	100
Oculus	5/13/2008	45.19	500

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	5/13/2008	45.22	400
Oculus	5/13/2008	45.23	1,600
Oculus	5/14/2008	45.79	1,000
Oculus	5/14/2008	45.80	1,646
Oculus	5/14/2008	45.82	1,100
Oculus	5/14/2008	45.83	1,600
Oculus	5/14/2008	45.84	500
Oculus	5/14/2008	45.85	400
Oculus	5/14/2008	45.87	1,500
Oculus	5/14/2008	45.88	1,800
Oculus	5/14/2008	45.89	300
Oculus	5/14/2008	45.90	3,300
Oculus	5/14/2008	45.91	1,200
Oculus	5/14/2008	45.92	500
Oculus	5/14/2008	45.93	500
Oculus	5/14/2008	45.94	700
Oculus	5/14/2008	45.95	200
Oculus	5/14/2008	45.96	300
Oculus	5/14/2008	45.97	600
Oculus	5/14/2008	45.98	700
Oculus	5/14/2008	45.99	2,900
Oculus	5/14/2008	46.00	8,000
Oculus	5/14/2008	46.12	300
Oculus	5/14/2008	46.14	100
Oculus	5/14/2008	46.15	32
Oculus	5/14/2008	46.19	100
Oculus	5/14/2008	46.20	100
Oculus	5/14/2008	46.21	190
Oculus	5/14/2008	46.22	510
Oculus	5/14/2008	46.23	100
Oculus	5/14/2008	46.25	422
Oculus	5/14/2008	46.27	500
Oculus	5/14/2008	46.28	200
Oculus	5/14/2008	46.29	900
Oculus	5/14/2008	46.30	300
Oculus	5/14/2008	46.31	91
Oculus	5/14/2008	46.32	766
Oculus	5/14/2008	46.33	900
Oculus	5/14/2008	46.34	200
Oculus	5/14/2008	46.35	800
Oculus	5/14/2008	46.36	100
Oculus	5/14/2008	46.37	400
Oculus	5/14/2008	46.38	1,300
Oculus	5/14/2008	46.39	1,000
Oculus	5/14/2008	46.40	1,400
Oculus	5/14/2008	46.41	900
Oculus	5/14/2008	46.42	400

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	5/14/2008	46.43	1,591
Oculus	5/14/2008	46.44	1,600
Oculus	5/14/2008	46.45	2,800
Oculus	5/14/2008	46.46	7,509
Oculus	5/14/2008	46.47	4,517
Oculus	5/14/2008	46.48	22,285
Oculus	5/14/2008	46.49	23,075
Oculus	5/14/2008	46.63	1,000
Oculus	5/14/2008	46.64	1,500
Oculus	5/14/2008	46.65	500
Oculus	5/14/2008	46.66	100
Oculus	5/14/2008	46.67	900
Oculus	5/14/2008	46.68	1,000
Oculus	5/14/2008	46.69	2,100
Oculus	5/14/2008	46.70	13,800
Oculus	5/21/2008	45.08	200
Oculus	5/21/2008	45.10	24,541
Oculus	5/21/2008	45.12	1,000
Oculus	5/21/2008	45.13	600
Oculus	5/21/2008	45.14	300
Oculus	5/21/2008	45.15	700
Oculus	5/21/2008	45.16	200
Oculus	5/21/2008	45.18	400
Oculus	5/21/2008	45.22	1,400
Oculus	5/21/2008	45.25	400
Oculus	5/21/2008	45.28	100
Oculus	5/21/2008	45.29	700
Oculus	5/21/2008	45.31	900
Oculus	5/21/2008	45.32	100
Oculus	5/21/2008	45.33	300
Oculus	5/21/2008	45.34	200
Oculus	5/21/2008	45.35	100
Oculus	5/21/2008	45.37	700
Oculus	5/21/2008	45.38	200
Oculus	5/21/2008	45.39	200
Oculus	5/21/2008	45.40	400
Oculus	5/21/2008	45.41	500
Oculus	5/21/2008	45.42	58,100
Oculus	5/21/2008	45.43	22,900
Oculus	5/21/2008	45.44	400
Oculus	5/21/2008	45.45	600
Oculus	5/21/2008	45.46	212
Oculus	5/21/2008	45.47	4,100
Oculus	5/21/2008	45.48	1,400
Oculus	5/21/2008	45.49	2,500
Oculus	5/21/2008	45.50	37,347
Oculus	5/21/2008	45.51	100
Oculus	5/21/2008	45.52	100

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	5/21/2008	45.54	100
Oculus	5/21/2008	45.57	100
Oculus	5/21/2008	45.58	100
Oculus	5/21/2008	45.60	1,000
Oculus	5/22/2008	44.81	300
Oculus	5/22/2008	44.90	200
Oculus	5/22/2008	44.93	100
Oculus	5/22/2008	44.94	200
Oculus	5/22/2008	44.96	3,800
Oculus	5/22/2008	45.00	100
Oculus	5/22/2008	45.01	700
Oculus	5/22/2008	45.02	4,034
Oculus	5/22/2008	45.04	1,100
Oculus	5/22/2008	45.05	5,000
Oculus	5/22/2008	45.06	1,100
Oculus	5/22/2008	45.07	3,200
Oculus	5/22/2008	45.08	500
Oculus	5/22/2008	45.09	200
Oculus	5/22/2008	45.10	14,052
Oculus	5/22/2008	45.11	600
Oculus	5/22/2008	45.12	300
Oculus	5/22/2008	45.13	5,300
Oculus	5/22/2008	45.14	2,400
Oculus	5/22/2008	45.15	1,700
Oculus	5/22/2008	45.16	500
Oculus	5/22/2008	45.17	700
Oculus	5/22/2008	45.18	1,400
Oculus	5/22/2008	45.19	1,100
Oculus	5/22/2008	45.20	2,500
Oculus	5/22/2008	45.21	800
Oculus	5/22/2008	45.22	3,100
Oculus	5/22/2008	45.23	1,000
Oculus	5/22/2008	45.24	800

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	5/22/2008	45.25	38,522
Oculus	5/23/2008	45.06	100
Oculus	5/23/2008	45.07	500
Oculus	5/23/2008	45.09	100
Oculus	5/23/2008	45.10	1,900
Oculus	5/23/2008	45.11	100
Oculus	5/23/2008	45.14	300
Oculus	5/23/2008	45.15	700
Oculus	5/23/2008	45.16	500
Oculus	5/23/2008	45.17	1,400
Oculus	5/23/2008	45.18	3,100
Oculus	5/23/2008	45.19	2,828
Oculus	5/23/2008	45.20	4,000
Oculus	5/23/2008	45.21	700
Oculus	5/23/2008	45.22	700
Oculus	5/23/2008	45.23	600
Oculus	5/23/2008	45.24	1,300
Oculus	5/23/2008	45.25	1,800
Oculus	5/23/2008	45.26	1,000
Oculus	5/23/2008	45.27	700
Oculus	5/23/2008	45.28	300
Oculus	5/23/2008	45.30	100
Oculus	5/23/2008	45.31	600
Oculus	5/23/2008	45.45	100
Oculus	5/23/2008	45.46	700
Oculus	5/23/2008	45.47	626
Oculus	5/23/2008	45.48	2,200
Oculus	5/23/2008	45.49	600
Oculus	5/23/2008	45.50	200
Oculus	5/23/2008	45.61	346
Oculus	5/23/2008	45.62	100
Oculus	5/23/2008	45.64	200
Oculus	5/23/2008	45.65	200
Oculus	5/23/2008	45.66	100
Oculus	5/23/2008	45.67	200
Oculus	5/23/2008	45.70	200
Oculus	5/23/2008	45.71	100
Oculus	5/23/2008	45.74	500
Oculus	5/23/2008	45.75	100
Oculus	5/23/2008	45.76	200
Oculus	5/23/2008	45.78	100
Oculus	5/23/2008	45.79	100
Oculus	5/23/2008	45.80	500
Oculus	5/23/2008	45.81	200
Oculus	5/23/2008	45.82	100
Oculus	5/23/2008	45.87	200
Oculus	5/23/2008	45.88	600
Oculus	5/23/2008	45.89	200
Oculus	5/23/2008	45.90	15,200
Oculus	5/23/2008	45.91	5,300
Oculus	5/23/2008	45.92	4,800
Oculus	5/23/2008	45.93	1,600

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	5/23/2008	45.95	700
Oculus	5/23/2008	45.96	1,900
Oculus	5/23/2008	45.97	2,787
Oculus	5/23/2008	45.98	4,200
Oculus	5/23/2008	45.99	2,900
Oculus	5/23/2008	46.00	13,400
Oculus	5/23/2008	46.17	100
Oculus	5/23/2008	46.18	100
Oculus	5/23/2008	46.19	100
Oculus	5/23/2008	46.20	200
Oculus	5/23/2008	46.21	100
Oculus	5/23/2008	46.22	800
Oculus	5/23/2008	46.23	1,100
Oculus	5/23/2008	46.24	1,000
Oculus	5/23/2008	46.25	9,300
Oculus	5/23/2008	46.31	200
Oculus	5/23/2008	46.32	300
Oculus	5/23/2008	46.33	100
Oculus	5/23/2008	46.34	200
Oculus	5/23/2008	46.35	1,400
Oculus	5/23/2008	46.36	11,405
Oculus	5/23/2008	46.37	1,900
Oculus	5/23/2008	46.38	1,600
Oculus	5/23/2008	46.39	100
Oculus	5/23/2008	46.40	200
Oculus	5/23/2008	46.41	4,000
Oculus	5/23/2008	46.42	800
Oculus	5/23/2008	46.43	500
Oculus	5/23/2008	46.44	500
Oculus	5/23/2008	46.45	200
Oculus	5/23/2008	46.46	9,100
Oculus	5/23/2008	46.47	300
Oculus	5/23/2008	46.48	100
Oculus	5/23/2008	46.49	900
Oculus	5/23/2008	46.50	3,700
Oculus	3/24/2008	42.88	(300)
Oculus	3/24/2008	42.99	(700)
Oculus	3/24/2008	43.43	(300)
Oculus	3/24/2008	43.40	(300)
Oculus	3/24/2008	43.39	(200)
Oculus	3/24/2008	43.33	(200)
Oculus	3/24/2008	43.35	(200)
Oculus	3/24/2008	43.39	(200)
Oculus	3/24/2008	43.28	(700)
Oculus	3/24/2008	43.31	(300)
Oculus	3/24/2008	43.41	(200)
Oculus	3/24/2008	43.48	(300)
Oculus	3/24/2008	43.51	(500)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	3/24/2008	43.24	(300)
Oculus	3/24/2008	43.29	(500)
Oculus	3/24/2008	42.97	(200)
Oculus	3/25/2008	42.95	(300)
Oculus	3/25/2008	42.93	(200)
Oculus	3/25/2008	42.99	(100)
Oculus	3/25/2008	43.00	(200)
Oculus	3/25/2008	42.92	(200)
Oculus	3/25/2008	43.85	(200)
Oculus	3/25/2008	43.51	(200)
Oculus	3/31/2008	42.85	(300)
Oculus	3/31/2008	42.90	(400)
Oculus	4/4/2008	43.59	(500)
Oculus	4/4/2008	43.65	(200)
Oculus	4/4/2008	43.88	(400)
Oculus	4/7/2008	44.15	(200)
Oculus	4/7/2008	43.87	(200)
Oculus	4/7/2008	43.56	(200)
Oculus	4/7/2008	43.95	(200)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	4/7/2008	44.02	(500)
Oculus	4/7/2008	43.96	(100)
Oculus	4/7/2008	43.87	(100)
Oculus	4/7/2008	43.91	(400)
Oculus	4/7/2008	44.03	(300)
Oculus	4/8/2008	42.79	(300)
Oculus	4/8/2008	42.94	(100)
Oculus	4/10/2008	42.34	(200)
Oculus	4/10/2008	42.82	(100)
Oculus	4/10/2008	42.78	(100)
Oculus	4/10/2008	42.25	(200)
Oculus	4/11/2008	41.76	(100)
Oculus	4/11/2008	41.81	(100)
Oculus	4/11/2008	41.80	(100)
Oculus	4/14/2008	41.87	(200)
Oculus	4/14/2008	41.79	(200)
Oculus	4/14/2008	41.83	(100)
Oculus	4/14/2008	41.81	(100)
Oculus	4/14/2008	41.30	(100)
Oculus	4/14/2008	41.14	(100)
Oculus	4/14/2008	40.96	(500)
Oculus	4/14/2008	40.95	(100)
Oculus	4/14/2008	40.87	(100)
Oculus	4/14/2008	40.95	(100)
Oculus	4/14/2008	41.08	(100)
Oculus	4/14/2008	41.13	(100)
Oculus	4/14/2008	40.91	(100)
Oculus	4/14/2008	40.92	(100)
Oculus	4/14/2008	41.02	(100)
Oculus	4/14/2008	40.87	(100)
Oculus	4/14/2008	40.86	(100)
Oculus	4/14/2008	40.95	(100)
Oculus	4/14/2008	40.93	(100)
Oculus	4/14/2008	40.88	(200)
Oculus	4/14/2008	40.68	(100)
Oculus	4/14/2008	40.78	(200)
Oculus	4/14/2008	40.81	(100)
Oculus	4/14/2008	40.75	(200)
Oculus	4/14/2008	41.02	(100)
Oculus	4/15/2008	41.00	(200)
Oculus	4/15/2008	40.68	(400)
Oculus	4/15/2008	40.91	(100)
Oculus	4/15/2008	40.90	(400)
Oculus	4/15/2008	40.41	(100)
Oculus	4/15/2008	40.65	(100)
Oculus	4/15/2008	40.78	(100)
Oculus	4/15/2008	40.54	(300)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	4/15/2008	40.45	(300)
Oculus	4/15/2008	40.29	(100)
Oculus	4/15/2008	40.40	(200)
Oculus	4/15/2008	40.49	(200)
Oculus	4/15/2008	40.39	(100)
Oculus	4/15/2008	40.50	(200)
Oculus	4/15/2008	40.42	(200)
Oculus	4/15/2008	39.90	(100)
Oculus	4/15/2008	39.86	(100)
Oculus	4/15/2008	39.90	(100)
Oculus	4/15/2008	39.74	(100)
Oculus	4/15/2008	39.37	(200)
Oculus	4/15/2008	39.27	(100)
Oculus	4/15/2008	39.50	(100)
Oculus	4/15/2008	39.45	(200)
Oculus	4/16/2008	40.18	(400)
Oculus	4/16/2008	40.46	(600)
Oculus	4/16/2008	40.79	(400)
Oculus	4/16/2008	40.94	(100)
Oculus	4/16/2008	41.07	(300)
Oculus	4/16/2008	40.87	(200)
Oculus	4/16/2008	40.76	(300)
Oculus	4/16/2008	40.74	(300)
Oculus	4/16/2008	41.21	(400)
Oculus	4/16/2008	41.40	(400)
Oculus	4/16/2008	41.41	(200)
Oculus	4/16/2008	41.39	(100)
Oculus	4/16/2008	41.36	(100)
Oculus	4/16/2008	41.31	(100)
Oculus	4/16/2008	41.32	(200)
Oculus	4/16/2008	41.29	(400)
Oculus	4/16/2008	41.14	(300)
Oculus	4/16/2008	41.01	(200)
Oculus	4/16/2008	41.18	(300)
Oculus	4/16/2008	41.22	(300)
Oculus	4/16/2008	41.44	(100)
Oculus	4/16/2008	41.40	(100)
Oculus	4/17/2008	40.72	(200)
Oculus	4/17/2008	41.55	(300)
Oculus	4/17/2008	41.09	(700)
Oculus	4/17/2008	41.11	(200)
Oculus	4/17/2008	41.13	(200)
Oculus	4/17/2008	41.04	(200)
Oculus	4/17/2008	41.00	(300)
Oculus	4/17/2008	40.99	(400)
Oculus	4/17/2008	40.89	(400)
Oculus	4/17/2008	41.01	(200)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	4/17/2008	40.96	(500)
Oculus	4/17/2008	40.78	(200)
Oculus	4/17/2008	40.94	(200)
Oculus	4/17/2008	41.00	(100)
Oculus	4/17/2008	41.05	(200)
Oculus	4/17/2008	41.04	(200)
Oculus	4/17/2008	41.26	(200)
Oculus	4/17/2008	41.21	(100)
Oculus	4/17/2008	41.25	(300)
Oculus	4/18/2008	41.54	(300)
Oculus	4/18/2008	41.68	(200)
Oculus	4/18/2008	41.90	(400)
Oculus	4/18/2008	42.19	(200)
Oculus	4/18/2008	42.43	(100)
Oculus	4/18/2008	42.77	(100)
Oculus	4/18/2008	42.80	(200)
Oculus	4/18/2008	42.77	(200)
Oculus	4/18/2008	42.56	(100)
Oculus	4/18/2008	42.66	(300)
Oculus	4/18/2008	42.62	(200)
Oculus	4/21/2008	42.56	(500)
Oculus	4/21/2008	42.53	(500)
Oculus	4/21/2008	42.77	(300)
Oculus	4/21/2008	42.91	(300)
Oculus	4/21/2008	42.78	(200)
Oculus	4/21/2008	42.65	(300)
Oculus	4/21/2008	42.66	(100)
Oculus	4/21/2008	42.64	(300)
Oculus	4/21/2008	42.81	(200)
Oculus	4/21/2008	42.80	(200)
Oculus	4/21/2008	42.87	(200)
Oculus	4/21/2008	42.86	(300)
Oculus	4/21/2008	42.87	(300)
Oculus	4/21/2008	42.92	(400)
Oculus	4/21/2008	42.88	(200)
Oculus	4/21/2008	42.90	(100)
Oculus	4/21/2008	42.98	(100)
Oculus	4/21/2008	42.94	(200)
Oculus	4/21/2008	42.95	(100)
Oculus	4/21/2008	42.75	(200)
Oculus	4/21/2008	42.76	(200)
Oculus	4/21/2008	42.77	(200)
Oculus	4/21/2008	42.76	(100)
Oculus	4/21/2008	42.78	(100)
Oculus	4/21/2008	42.80	(600)
Oculus	4/21/2008	42.79	(200)
Oculus	4/21/2008	42.80	(100)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	4/22/2008	42.86	(200)
Oculus	4/22/2008	42.83	(200)
Oculus	4/22/2008	42.82	(200)
Oculus	4/22/2008	42.01	(300)
Oculus	4/22/2008	41.68	(200)
Oculus	4/22/2008	41.47	(200)
Oculus	4/22/2008	41.56	(200)
Oculus	4/22/2008	41.37	(200)
Oculus	4/22/2008	41.31	(300)
Oculus	4/22/2008	41.22	(200)
Oculus	4/22/2008	41.12	(400)
Oculus	4/22/2008	41.02	(200)
Oculus	4/22/2008	41.15	(200)
Oculus	4/22/2008	41.37	(200)
Oculus	4/22/2008	41.24	(200)
Oculus	4/22/2008	41.19	(100)
Oculus	4/22/2008	41.33	(100)
Oculus	4/23/2008	42.99	(200)
Oculus	4/23/2008	42.63	(200)
Oculus	4/23/2008	42.36	(300)
Oculus	4/23/2008	42.38	(100)
Oculus	4/23/2008	42.35	(400)
Oculus	4/23/2008	42.45	(800)
Oculus	4/23/2008	42.74	(300)
Oculus	4/23/2008	42.99	(300)
Oculus	4/24/2008	43.13	(200)
Oculus	4/24/2008	43.52	(200)
Oculus	4/24/2008	43.57	(300)
Oculus	4/24/2008	44.13	(300)
Oculus	4/24/2008	44.16	(200)
Oculus	4/24/2008	44.33	(400)
Oculus	4/24/2008	44.47	(200)
Oculus	4/24/2008	44.70	(200)
Oculus	4/24/2008	45.28	(200)
Oculus	4/24/2008	45.42	(100)
Oculus	4/24/2008	45.80	(400)
Oculus	4/25/2008	45.88	(100)
Oculus	4/25/2008	45.10	(300)
Oculus	4/28/2008	46.10	(200)
Oculus	4/28/2008	46.27	(200)
Oculus	4/28/2008	46.32	(100)
Oculus	4/28/2008	46.46	(200)
Oculus	4/28/2008	46.59	(100)
Oculus	4/28/2008	46.52	(300)
Oculus	4/28/2008	46.45	(400)
Oculus	4/29/2008	46.80	(100)
Oculus	4/29/2008	46.43	(200)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Oculus	4/29/2008	46.62	(100)
Oculus	4/29/2008	46.61	(100)
Oculus	4/29/2008	46.53	(200)
Oculus	4/29/2008	46.44	(100)
Oculus	4/29/2008	46.38	(100)
Oculus	4/29/2008	45.77	(200)
Oculus	4/30/2008	46.38	(300)
Oculus	4/30/2008	46.83	(400)
Oculus	5/1/2008	46.42	(200)
Oculus	5/1/2008	46.91	(100)
Oculus	5/1/2008	46.95	(300)
Oculus	5/1/2008	47.22	(200)
Oculus	5/2/2008	48.79	(300)
Oculus	5/5/2008	48.69	(200)
Oculus	5/5/2008	48.51	(500)
Oculus	5/5/2008	48.24	(100)
Oculus	5/5/2008	48.68	(200)
Oculus	5/6/2008	47.54	(200)
Oculus	5/6/2008	47.88	(100)
Oculus	5/6/2008	48.01	(200)
Oculus	5/6/2008	48.04	(200)
Oculus	5/6/2008	48.09	(100)
Oculus	5/6/2008	47.85	(200)
Oculus	5/6/2008	47.87	(300)
Oculus	5/6/2008	48.66	(200)
Oculus	5/8/2008	44.86	(300)
Oculus	5/8/2008	45.11	(300)
Oculus	5/8/2008	44.88	(300)
Oculus	5/8/2008	43.78	(200)
Oculus	5/8/2008	44.06	(300)
Oculus	5/8/2008	44.19	(400)
Oculus	5/8/2008	43.81	(200)
Oculus	5/8/2008	44.36	(500)
Oculus	5/8/2008	45.15	(200)
Oculus	5/8/2008	45.20	(200)
Oculus	5/8/2008	45.24	(500)
Oculus	5/8/2008	45.08	(500)
Oculus	5/9/2008	44.30	(100)
Oculus	5/9/2008	44.44	(200)
Oculus	5/9/2008	44.59	(100)
Oculus	5/9/2008	44.94	(300)
Oculus	5/9/2008	45.01	(100)
Oculus	5/9/2008	44.96	(200)
Oculus	5/9/2008	45.01	(1,300)
Synoptic	3/24/2008	41.85	100
Synoptic	3/28/2008	42.68	200
Synoptic	3/31/2008	42.23	100

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Synoptic	4/1/2008	44.27	100
Synoptic	4/2/2008	44.36	63
Synoptic	4/2/2008	44.37	37
Synoptic	4/3/2008	44.01	100
Synoptic	4/7/2008	44.10	200
Synoptic	4/7/2008	44.12	700
Synoptic	4/7/2008	43.86	176
Synoptic	4/7/2008	43.36	126
Synoptic	4/9/2008	41.84	12
Synoptic	4/9/2008	41.45	18
Synoptic	4/9/2008	41.46	1
Synoptic	4/10/2008	42.50	100
Synoptic	4/10/2008	42.22	100
Synoptic	4/16/2008	40.17	100
Synoptic	5/2/2008	48.26	78
Synoptic	5/6/2008	47.47	207
Synoptic	5/8/2008	44.07	100
Synoptic	5/8/2008	44.71	500
Synoptic	5/8/2008	43.80	200
Synoptic	5/8/2008	43.91	100
Synoptic	5/8/2008	43.99	100
Synoptic	5/8/2008	42.83	100
Synoptic	5/8/2008	42.30	500
Synoptic	5/8/2008	42.29	100
Synoptic	5/8/2008	42.35	100
Synoptic	5/8/2008	42.37	100
Synoptic	5/8/2008	42.53	100
Synoptic	5/8/2008	42.59	500
Synoptic	5/8/2008	42.79	700
Synoptic	5/8/2008	43.75	100
Synoptic	5/8/2008	43.99	100
Synoptic	5/8/2008	43.90	100
Synoptic	5/8/2008	44.10	100
Synoptic	5/8/2008	43.80	100
Synoptic	5/8/2008	45.25	646
Synoptic	5/8/2008	45.10	299
Synoptic	5/12/2008	44.72	50
Synoptic	5/12/2008	44.90	207
Synoptic	3/24/2008	43.33	(100)
Synoptic	3/26/2008	44.03	(5)
Synoptic	3/31/2008	42.67	(100)
Synoptic	4/1/2008	43.75	(100)
Synoptic	4/1/2008	44.53	(100)
Synoptic	4/3/2008	43.99	(27)
Synoptic	4/3/2008	44.00	(73)
Synoptic	4/7/2008	44.25	(300)
Synoptic	4/7/2008	44.23	(100)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Synoptic	4/7/2008	43.56	(100)
Synoptic	4/7/2008	44.01	(700)
Synoptic	4/7/2008	43.99	(200)
Synoptic	4/15/2008	39.88	(100)
Synoptic	4/16/2008	39.96	(26)
Synoptic	4/16/2008	40.15	(33)
Synoptic	4/16/2008	41.08	(2)
Synoptic	4/22/2008	41.49	(3)
Synoptic	4/24/2008	46.33	(100)
Synoptic	4/30/2008	46.74	(100)
Synoptic	5/8/2008	43.24	(200)
Synoptic	5/8/2008	43.25	(150)
Synoptic	5/8/2008	43.39	(300)
Synoptic	5/8/2008	43.32	(300)
Synoptic	5/8/2008	43.36	(100)
Synoptic	5/8/2008	43.38	(100)
Synoptic	5/8/2008	43.39	(300)
Synoptic	5/8/2008	43.71	(900)
Synoptic	5/8/2008	43.67	(200)
Synoptic	5/8/2008	43.75	(100)
Synoptic	5/8/2008	43.99	(200)
Synoptic	5/8/2008	43.93	(200)
Synoptic	5/8/2008	43.95	(500)
Synoptic	5/8/2008	44.01	(400)
Synoptic	5/8/2008	44.38	(100)
Synoptic	5/8/2008	44.07	(278)
Synoptic	5/8/2008	43.96	(200)
Synoptic	5/8/2008	43.98	(300)
Synoptic	5/9/2008	44.77	(100)
Synoptic	5/9/2008	44.87	(64)
Valence	3/24/2008	43.30	92
Valence	4/8/2008	42.74	300
Valence	4/15/2008	39.51	100
Valence	4/15/2008	39.41	200
Valence	4/15/2008	39.47	100
Valence	4/15/2008	39.44	300
Valence	4/15/2008	39.35	200
Valence	4/15/2008	39.32	300
Valence	4/15/2008	39.25	200
Valence	4/16/2008	40.97	200
Valence	4/16/2008	40.95	500
Valence	4/16/2008	40.94	300
Valence	4/16/2008	40.96	100
Valence	4/23/2008	42.05	200
Valence	4/23/2008	42.08	100
Valence	4/23/2008	42.71	400
Valence	4/23/2008	42.68	300

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Valence	4/23/2008	42.73	100
Valence	4/23/2008	42.68	200
Valence	4/23/2008	42.87	600
Valence	4/30/2008	46.38	2,000
Valence	5/21/2008	46.41	2,313,200
Valence	3/27/2008	42.73	(100)
Valence	3/27/2008	42.70	(600)
Valence	3/31/2008	43.16	(100)
Valence	3/31/2008	43.18	(100)
Valence	3/31/2008	43.16	(400)
Valence	3/31/2008	43.18	(500)
Valence	3/31/2008	43.16	(1,600)
Valence	4/7/2008	42.94	(2,800)
Valence	4/9/2008	41.47	(200)
Valence	4/18/2008	41.92	(200)
Valence	4/18/2008	42.07	(300)
Valence	4/18/2008	42.02	(300)
Valence	4/18/2008	42.39	(100)
Valence	4/18/2008	42.19	(100)
Valence	4/18/2008	42.32	(200)
Valence	4/18/2008	42.48	(800)
Valence	4/21/2008	42.56	(100)
Valence	4/21/2008	42.60	(300)
Valence	4/21/2008	42.66	(200)
Valence	4/21/2008	42.68	(300)
Valence	4/21/2008	42.78	(300)
Valence	4/21/2008	42.71	(200)
Valence	4/21/2008	42.78	(100)
Valence	4/21/2008	42.93	(100)
Valence	4/21/2008	42.87	(100)
Valence	4/21/2008	42.92	(100)
Valence	4/22/2008	42.88	(300)
Valence	4/22/2008	42.89	(100)
Valence	4/22/2008	42.78	(200)
Valence	4/22/2008	42.82	(100)
Valence	4/22/2008	42.80	(200)
Valence	4/22/2008	42.78	(200)
Valence	4/22/2008	42.79	(400)
Valence	4/24/2008	46.18	(1,800)
Valence	4/25/2008	45.88	(200)
Valence	4/25/2008	45.50	(200)
Valence	4/25/2008	45.51	(200)
Valence	4/25/2008	45.08	(700)
Valence	4/25/2008	45.21	(400)
Valence	4/25/2008	45.19	(100)
Valence	4/25/2008	45.06	(200)
Valence	4/25/2008	45.00	(200)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Valence	4/25/2008	45.39	(200)
Valence	4/25/2008	45.91	(100)
Valence	4/25/2008	45.87	(300)
Valence	4/28/2008	46.52	(100)
Valence	4/28/2008	46.50	(100)
Valence	4/28/2008	46.52	(100)
Valence	4/28/2008	46.56	(200)
Valence	4/28/2008	46.34	(400)
Valence	4/28/2008	46.54	(200)
Valence	4/28/2008	47.20	(300)
Valence	4/28/2008	47.33	(100)
Valence	4/28/2008	47.07	(200)
Valence	4/28/2008	47.10	(200)
Valence	4/28/2008	47.16	(1,100)
Valence	4/29/2008	46.41	(300)
Valence	4/29/2008	46.58	(400)
Valence	4/29/2008	46.34	(200)
Valence	4/29/2008	46.46	(11)
Valence	4/29/2008	46.47	(89)
Valence	4/29/2008	46.46	(100)
Valence	4/29/2008	46.26	(100)
Valence	4/29/2008	46.01	(100)
Valence	5/1/2008	48.39	(1,700)
Valence	5/2/2008	48.97	(200)
Valence	5/2/2008	48.78	(200)
Valence	5/2/2008	48.85	(300)
Valence	5/5/2008	48.74	(1,000)
Valence	5/8/2008	44.65	(200)
Valence	5/8/2008	45.11	(200)
Valence	5/8/2008	45.55	(400)
Valence	5/8/2008	45.32	(200)
Valence	5/8/2008	45.11	(300)
Valence	5/8/2008	45.14	(100)
Valence	5/8/2008	45.25	(200)
Valence	5/8/2008	45.23	(500)
Valence	5/8/2008	45.19	(400)
Valence	5/8/2008	45.23	(300)
Valence	5/8/2008	45.14	(100)
Valence	5/8/2008	45.29	(200)
Valence	5/8/2008	45.25	(500)
Valence	5/8/2008	45.35	(100)
Valence	5/8/2008	45.52	(200)
Valence	5/8/2008	45.67	(300)
Valence	5/8/2008	45.24	(400)
Valence	5/8/2008	44.94	(400)
Valence	5/8/2008	44.99	(700)
Valence	5/9/2008	44.31	(100)

Name	Date	Price per Share	Number of Shares Purchased/(Sold)
Valence	5/9/2008	44.35	(100)
Valence	5/9/2008	44.50	(100)
Valence	5/9/2008	44.51	(100)
Valence	5/9/2008	44.62	(100)
Valence	5/9/2008	44.61	(200)
Valence	5/9/2008	44.60	(100)
Valence	5/9/2008	44.97	(100)
Valence	5/9/2008	45.00	(200)
Valence	5/9/2008	44.99	(300)
Valence	5/9/2008	44.97	(200)
Valence	5/9/2008	44.99	(300)
Valence	5/9/2008	44.98	(100)
Valence	5/9/2008	45.00	(200)
Valence	5/9/2008	45.01	(100)
Valence	5/9/2008	45.00	(400)
Valence	5/9/2008	45.03	(100)
Valence	5/9/2008	45.29	(200)
Valence	5/9/2008	45.28	(100)
Valence	5/9/2008	45.30	(100)
Valence	5/9/2008	45.01	(100)
Valence	5/9/2008	45.09	(100)
Valence	5/9/2008	45.04	(200)
Valence	5/9/2008	45.07	(100)
Valence	5/9/2008	45.09	(100)
Valence	5/9/2008	45.11	(200)
Valence	5/9/2008	45.12	(100)
Valence	5/9/2008	45.23	(200)
Valence	5/12/2008	45.73	(700)
Valence	5/21/2008	46.41	(2,313,200)

The trading dates, transactions, exercises and assignments, and the price per share implied by the transactions, for all transactions by the Reporting Persons in options of the Issuer within the last 60 days, which were all brokered transactions, are set forth below.

Entity	Date	Security Description	Action	Notional number of shares	Price
Valence	4/18/2008	$55 Call	Expire	3700	N/A

(d) No person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares set forth above.

Clause (e) of Item 5 of Schedule 13D is not applicable.

Item 6.     Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended and restated in its entirety, with effect from the date of this Amendment, as follows:

As of February 13, 2008, Valence had sold listed put option contracts and listed call option contracts based upon the value of the Common Shares. These put and call option contracts have expired.

Valence currently maintains an open short position on 20,600 Common Shares.

These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer.  Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts.

Except for the matters described herein, neither the Reporting Persons nor, to the best knowledge of any Reporting Person, any of the persons listed in Item 2 has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Issuer.

Item 7.     Material to be Filed as Exhibits

Exhibit 1     Power of Attorney, granted by David E. Shaw relating to D. E. Shaw & Co., Inc., in favor of the signatories hereto, among others, dated October 24, 2007.

Exhibit 2     Power of Attorney, granted by David E. Shaw relating to D. E. Shaw & Co. II, Inc., in favor of the signatories hereto, among others, dated October 24, 2007.

Exhibit 3     Joint Filing Agreement, by and among the Reporting Persons, dated February 13, 2008.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.

Dated:  May 27, 2008

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.
By:	D. E. SHAW & CO., L.P., as Managing Member

	By:	/s/ Rochelle Elias
		Name:	Rochelle Elias
		Title:	Chief Compliance Officer

D. E. SHAW OCULUS PORTFOLIOS, L.L.C.
By:	D. E. SHAW & CO., L.L.C., as Managing Member

	By:	/s/ Rochelle Elias
		Name:	Rochelle Elias
		Title:	Chief Compliance Officer

D. E. SHAW & CO., L.L.C.

By:	/s/ Rochelle Elias
	Name:	Rochelle Elias
	Title:	Chief Compliance Officer

D. E. SHAW & CO., L.P.

By:	/s/ Rochelle Elias
	Name:	Rochelle Elias
	Title:	Chief Compliance Officer

DAVID E. SHAW

By:	/s/ Rochelle Elias
	Name:	Rochelle Elias
	Title:	Attorney-in-Fact for David E. Shaw